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                                                                    EXHIBIT 99.1


                      BJ'S WHOLESALE CLUB, INC. LISTED ON
                          THE NEW YORK STOCK EXCHANGE

     Natick, MA, July 29, 1997,--BJ's Wholesale Club, Inc. announced today that its common stock has commenced trading on The New York Stock Exchange under the symbol "BJ." The Company was formed as a result of its spin-off from Waban Inc. on July 28, 1997.

     The BJ's spin-off transaction was effected as a tax-free distribution in the form of a special dividend to Waban's stockholders, on a one-for-one basis, of all of the outstanding common stock of BJ's Wholesale Club, Inc.

     BJ's Wholesale Club, Inc. introduced the warehouse club concept to New England in 1984 and has since expanded in the northeastern and Mid-Atlantic states, as well as in southern Florida. As of July 26, 1997, BJ's operated 82 warehouse clubs in twelve states and had over four million members. BJ's reported sales of $2.9 billion for its fiscal year ended January 1997 compared with sales of $2.5 billion the prior year. Net income for fiscal 1996 was $53.6 million, compared with $41.5 million in fiscal 1995.